SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                          CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  August 6, 1997


                         THC HOMECARE, INC.
       (Exact name of registrant as specified in its charter)


Utah                       1-11534                   48-1092064
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(State or other           (Commission          (I.R.S. Employer
jurisdiction of           File Number)         Identification No.)
incorporation or
organization)


3261 S. Highland Drive, Suite 613, Las Vegas, Nevada       89109
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(Address of principal executive offices)                 (Zip Code)


Registrant's telephone number, including area code: (702) 796-1016

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    (Former name and former address, if changed since last report)




Item 2.  Acquisition or Disposition of Assets.

  Sale of Assets. On August 29, 1997, substantially all of the assets ("Assets") of THC HomeCare, Inc., formerly known as Medmarco, Inc. ("THC") and all of its subsidiaries, DigniCare, Inc., Health Industries, Inc., OxyCare, Inc., and MedMart of Nevada, Inc. (collectively with THC, the "Company"), were sold for $3.2 million in cash and the assumption of certain leases and contracts, personal property taxes owing to Clark County, Nevada, current payroll, and other post-petition obligations up to $35,000, in a sale to Sierra Health Services, Inc. ("Sierra"), free and clear of all liens. The sale of the Assets was approved by the United States Bankruptcy Court for the District of Nevada ("Bankruptcy Court") by order dated August 29, 1997, after notice and hearing on the Company's Motion to Sell Substantially All Assets Outside of the Ordinary Course of Business Free and Clear of Liens and a finding by the Bankruptcy Court that Sierra presented the high bid in the competitive bidding process. Pursuant to the Bankruptcy Court's Order, approximately $1.8 million of the $3.2 million purchase price for the Assets was applied against the Company's secured debt of approximately $1.8 million in principal and interest (the"Debt") owed to Heller Financial, Inc. under prepetition and postpetition loan documents. The remainder of the sale proceeds, approximately $1.4 million, will be distributed to the Company's creditors in accordance with the further orders of the Bankruptcy Court and the provisions of the United States Bankruptcy Code. The Company will determine, pursuant to the provisions of the Bankruptcy Code, whether to assume or reject the contracts and leases which were not assumed and sold to Sierra.

 Due to the accelerated nature of the transaction, Sierra and the Company entered into a management agreement whereby the Company continued day to day operations on behalf of Sierra to allow Sierra to determine how to incorporate the purchased assets into its existing operations. Sierra is reimbursing the Company for all operating expenses incurred in connection with the interim management agreement.

Item 7.  Financial Statements and Exhibits.

  Exhibits

        See the Index to Exhibits which is incorporated herein by reference.




      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           THC HOMECARE, INC.



                                           By:  /s/ Robert Rackham
                                              Robert Rackham, CEO


Date:  September 11, 1997


Exhibit No.     Description of Exhibits

        2       Asset Purchase Agreement      Filed Herewith
                between THC Home Care, Inc.
                and Sierra Health Services, Inc.
                dated August 29, 1997